Exhibit 99.1
NYSE: ONB
www.oldnational.com
Old National Bancorp Agrees to Participate in Capital Purchase
Program for Healthy Financial Institutions
Contacts:
Old National Bancorp: Financial Community: Lynell J. Walton – (812) 464-1366
Media Relations: Kathy A. Schoettlin – (812) 465-7269
EVANSVILLE, Ind. (Dec. 12, 2008) — Old National Bancorp (NYSE: ONB) today announced it has sold preferred, non-voting shares of its stock valued at $100 million to the U.S. Treasury Department as part of the Capital Purchase Program (CPP) for healthy financial institutions announced by U.S. Treasury Secretary Henry Paulson in late October. Old National, which was approved by Treasury to receive up to $150 million in CPP funds, made the decision to accept $100 million in funding after more than a month of careful analysis.
According to Secretary Paulson, the shift in the Emergency Economic Stabilization Act that included a Capital Purchase Program for healthy institutions was developed to improve the credit environment and bolster the national economy by providing affordable capital (in the form of senior preferred stock purchases) to stable banks.
Appearing on December 4, 2008, before the Senate Appropriations Financial Services Subcommittee, Asst. Secretary Neel Kashkari made the following statement regarding the program: “We strongly believe that healthy banks of all sizes, both public and private, should use this program to continue making credit available in their communities. Therefore, Treasury strongly supports the statement issued by bank regulators on November 12 in support of this goal. The inter-agency statement emphasized that the extraordinary government actions taken to stabilize and strengthen the banking system are not merely one-sided; all banks — not just those participating in the Capital Purchase Program — have benefited from the government’s actions to restore confidence in the U.S. banking sector. Banks, in turn, have obligations to their communities particularly in this time of economic disruption. They have an obligation to continue to make credit available to creditworthy borrowers and an obligation to work with borrowers who are struggling to avoid preventable foreclosures.”
“Participating in the Capital Purchase Program for healthy financial institutions affords Old National the opportunity to enhance our commitment to community by having more funds available to lend to qualified borrowers and invest in our markets,” said President and CEO Bob Jones. “It also allows us to accelerate our strategic plan of growth, and it is a cost-effective way to bolster our already strong capital position as we face what many experts believe will be an increasingly challenging economy over the next 18 to 24 months.”
Jones also noted that in issuing the preferred stock there are dividend obligations that Old National will incur at a rate of 5% per year for the first five years and 9% per year thereafter. “This is an extremely cost-effective way to increase our capital position, which benefits our clients, shareholders and communities,” Jones said.

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Capital Purchase Program Funds Not Utilized for Recent Indiana Charter One Acquisition
On Nov. 25, Old National entered into a purchase and assumption agreement to acquire the Indiana retail branch banking network of Citizens Financial Group, which consists of 65 Charter One branches. This acquisition will not require any CPP funding. “Our current capital position is strong, and one of our primary objectives for participating in the Capital Purchase Program is to take every measure to ensure that Old National is strongly positioned for the future,” explained Jones.
Under the terms of the agreement, Old National will pay Citizens Financial Group approximately $15.9 million in cash in consideration of the deposit premium. Subject to regulatory approval, the transaction is anticipated to close in the first quarter of 2009.
About Old National Bancorp
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.
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